Exhibit 5.1

July 23, 2010

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027

Gentlemen:

       I am the General Counsel for Cameron International Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about July 23, 2010, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 602,164 shares of common stock, $0.01 par value per share (the “Shares”); said Shares are issuable under the NATCO Group, Inc. 1998 Employee Stock Option Plan, the NATCO Group, Inc. 2001 Stock Incentive Plan, the NATCO Group, Inc. 2004 Stock Incentive Plan and the NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan, as Amended and Restated (together, the “NATCO Plans).  In such capacity, I have examined the Restated Certificate of Incorporation and the Third Amended and Restated By-Laws of the Company, the Plans, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

I have assumed that (i) all information contained in the above mentioned documents I have reviewed is true, correct and complete; (ii) all signatures on all documents were genuine; (iii) all documents I reviewed were originals that were true and complete, or if copies of originals, such copies were true and complete copies of the originals thereof; and (iv) all persons executing and delivering said documents were competent to execute and deliver such documents.

Based upon the foregoing, I advise you that, in my opinion, when issued in accordance with the provisions of the Plan, the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and related agreements thereunder, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ William C. Lemmer
William C. Lemmer
Senior Vice President & General Counsel